Exhibit 10.80

THE DUN & BRADSTREET CORPORATION
2009 STOCK INCENTIVE PLAN
INTERNATIONAL PERFORMANCE RESTRICTED STOCK UNIT AWARD
(Revenue Compound Annual Growth Rate)
(<award_date>)

This PERFORMANCE RESTRICTED STOCK UNIT AWARD (this “Award”) is being granted to <first_name> <last_name> (the “Participant”) as of <award_date> (the “Award Date”) by THE DUN & BRADSTREET CORPORATION (the “Company”) pursuant to THE DUN & BRADSTREET CORPORATION 2009 STOCK INCENTIVE PLAN (As Amended and Restated With Respect to Awards Granted Under the Plan on or after January 1, 2013) (the “Plan”). Capitalized terms not defined in this Award have the meanings ascribed to them in the Plan.
1.Grant of Performance Restricted Stock Units. The Company hereby awards to the Participant pursuant to the Plan the number of performance restricted stock units (“Performance RSUs”) as set forth in Exhibit A. A Performance RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Award and the Plan, one share of the Company’s common stock, par value $.01 (“Share”) for each Performance RSU that vests in accordance with the terms and conditions of Section 2 below and Exhibit A. Until delivery of the Shares, the Participant has only the rights of a general unsecured creditor of the Company, and no rights as a shareholder of the Company.
2.Vesting. Subject to Sections 3, 4, and 9 below, the Performance RSUs shall vest in accordance with the performance-based and time-based vesting conditions, as applicable, set forth in Exhibit A. Notwithstanding provisions to the contrary and subject to the provisions of Section 8 below, the Company may cause such number of Performance RSUs to vest prior to the vesting dates and issuance of the Company’s common stock in satisfaction thereof to the extent necessary to satisfy any Tax-Related Items (as defined in Section 8 below) that may arise before the vesting dates.
3.Termination of Employment Before One Year Anniversary of Grant. If the Participant ceases to provide services as an employee of the Company and its Affiliates for any reason prior to the one-year anniversary of the Award Date, the Participant shall forfeit all rights to and interests in the Performance RSUs.

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4.Termination of Employment On or After One Year Anniversary of Grant.
(a) If the Participant ceases to provide services as an employee of the Company and its Affiliates on or after the one year anniversary of the Award Date as a result of Retirement, death or Disability, the Participant shall vest in the Performance RSUs to the extent provided in Exhibit A.
(b) If the Participant ceases to provide services as an employee of the Company and its Affiliates on or after the one year anniversary of the Award Date for any reason other than Retirement, death or Disability, the Participant shall forfeit all rights to and interests in the unvested Performance RSUs.
5.Voting. The Participant will not have any rights of a shareholder of the Company with respect to Performance RSUs until delivery of the underlying Shares.
6.Dividend Equivalents. The Participant will not be entitled to dividends or dividend equivalents with respect to the Performance RSUs.
7.Transfer Restrictions. The Performance RSUs are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Performance RSUs that have not been settled shall immediately be forfeited.
8.Withholding Taxes.
(a)    The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance RSU, including, but not limited to, the grant, vesting or settlement of the Performance RSU, the subsequent sale of Shares acquired pursuant to the settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance RSU to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former

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employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy Tax-Related Items. In this regard, the Participant authorizes the Company or its agents, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon vesting and settlement of the Performance RSU. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Participant’s acceptance of the Performance RSU, the Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issuable to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Anything in this Section 8 to the contrary notwithstanding, to avoid a prohibited acceleration under Code Section 409A, the number of Shares subject to Performance RSUs that will be permitted to be released and withheld (or sold on the Participant’s behalf) to satisfy any Tax-Related Items arising prior to the date the Shares are scheduled to be delivered pursuant to Section 10 for any portion of the Performance RSUs that is considered nonqualified deferred compensation subject to Code Section 409A shall not exceed the number of Shares that equals the liability for the Tax-Related Items.
(c)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Performance RSU, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.
(d)    Finally, the Participant agrees to pay to the Company or the Employer, including through withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds

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of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
9.Change in Control. Notwithstanding anything to the contrary in Section 3 and 4, if there is a Change in Control of the Company prior to the payment of the Award, the terms set forth in Section 6(d)(iii) of the Plan (including Good Reason protection under Section 6(d)(iii)(ii) thereof) shall govern.
10.Delivery of Shares.
(a)The Shares shall be delivered within such times as set forth on Exhibit A.
(b)Anything in the provisions of this Award to the contrary notwithstanding, the delivery of the Shares subject to the Award or any other payment under this Award that constitutes an item of deferred compensation under Code Section 409A and becomes payable to the Participant by reason of his or her termination of employment shall not be made to such Participant unless his or her termination of employment constitutes a “separation from service” (within the meaning of Code Section 409A). In addition, if such Participant is at the time of such separation from service a “specified employee” (within the meaning of Code Section 409A), the delivery of the Shares (or other payment) described in the foregoing sentence shall be made to the Participant on the earlier of (i) the first day immediately following the expiration of the six-month period measured from such Participant’s separation from service, or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under U.S. Treasury Regulations issued under Code Section 409A.
(c)Until the Company determines otherwise, delivery of Shares on each applicable settlement date will be administered by the Company’s transfer agent or an independent third-party broker selected from time to time by the Company.
11.Change in Capital Structure. The terms of this Award, including the number of Performance RSUs, shall be adjusted in accordance with Section 13 of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of Shares or other similar changes in capitalization.
12.Detrimental Conduct Agreement. The obligations of the Company under this Award are subject to the Participant’s timely execution, delivery and compliance with the Detrimental Conduct Agreement in the form provided by the Company to the Participant.

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13.Code Section 409A. This Award is intended to be exempt from or compliant with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, the provisions of this Award will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of this Award, the Plan or both, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A and to avoid the imposition of any penalty tax or other adverse tax consequences under Code Section 409A. This Section 13 does not create an obligation on the part of the Company to modify the terms of this Award or the Plan and does not guarantee that the Award or the delivery of Shares under the Award will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. The Company will have no liability to the Participant or any other party if the Award, the delivery of Shares upon settlement of the Award or other payment hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.
14.Entire Agreement. The Plan is incorporated herein by reference and a copy of the Plan can be requested from the Corporate Secretary, The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078. The Plan and this Award (including the appendix) constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award shall be within its sole and absolute discretion and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant.
15.No Rights to Continued Employment. Nothing contained in the Plan or this Award shall give the Participant any right to be retained in the employment of the Company or its Affiliates or affect the right of any such Employer to terminate the Participant. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the employment of any Participant. The Plan is a discretionary plan, and participation by the Participant is purely voluntary. The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty. Participation in the Plan with respect

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to this Award shall not entitle the Participant to participate with respect to any other award in the future, or benefits in lieu of Performance RSUs, even if Performance RSUs have been granted in the past. Any payment or benefit paid to the Participant with respect to this Award shall not be considered to be part of the Participant’s “salary,” and thus, shall not be taken into account for purposes of calculating any termination indemnity, severance pay, redundancy, dismissal, end of service payment, bonuses, long-term service awards, retirement, pension payment, welfare benefits, or any other employee benefits. In no event should the Award be considered as compensation for or relating to, past services for the Company, the Employer, or any Affiliate of the Company, nor are Performance RSUs and the Shares subject to the Performance RSUs intended to replace any pension rights or compensation. All decisions with respect to future Performance RSUs, if any, will be at the sole discretion of the Company. In consideration of the grant of Performance RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance RSUs resulting from the Participant ceasing to provide services to the Company or the Employer (regardless of the reason for the termination, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of any employment agreement) and the Participant irrevocably releases the Company, the Employer and any Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim. The Participant’s employment or service relationship will be considered terminated as of the date the Participant is no longer providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of Participant’s employment agreement, if any), and unless otherwise expressly provided in this Award or determined by the Company, the Participant’s right to vest in Performance RSUs under the Plan, if any, will terminate as of the date that the Participant is no longer providing services as an employee. The Committee shall have the exclusive discretion to determine when the Participant is no longer providing services for purposes of the Participant’s Performance RSU grant. Unless otherwise provided in the Plan or Award or by the Company in its discretion, the Performance RSUs and benefits evidenced by this document do not create any entitlement to have the Performance RSUs transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted

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for, in connection with any Change in Control or other corporate transaction affecting the Shares. Neither the Company, the Employer nor any Affiliate shall be liable to the Participant for any foreign exchange rate fluctuation between Participant’s local currency and the United States dollar that may affect the value of the Performance RSU or any amounts due to the Participant in the settlement of the Performance RSUs or the subsequent sale of any Shares acquired upon settlement.
16.Successors and Assigns. This Award shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
17.Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award by and among, as applicable, the Employer, and the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company, the Employer, and any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or an Affiliate, details of all Performance RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any

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time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s employment status and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Performance RSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
18.Severability. The terms or conditions of this Award shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
19.No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the acquisition or sale of underlying Shares. The Participant is advised to consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.
20.Language. If the Participant receives this Award or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.
22.Appendix. Notwithstanding any provisions in this Award, the Performance RSU shall be subject to any special terms and conditions set forth in any Appendix to this Award for the Participant’s country. Moreover, if the Participant relocates to one of the

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countries included in the Appendix, the special terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award.
23.Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.Clawback/Recovery. If the Participant is now or is hereafter subject to any clawback policy that the Company has adopted or is required to adopt pursuant to listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law, the Performance RSUs will be subject to recoupment in accordance with such clawback policy.
25.Waiver. The Participant acknowledges that a waiver by the Company or breach of any provision of this Award shall not operate or be construed as a waiver of any other provision of this Award, or of any subsequent breach by the Participant or any other Participant.
26.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell Shares or rights to Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.
27.Governing Law.
(a)The laws of the State of New Jersey, U.S.A., including tort claims, (without giving effect to its conflicts of law principles) govern exclusively all matters arising out of or relating to this Award, including, without limitation, its validity, interpretation, construction, performance, and enforcement.

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(b)Any party bringing a legal action or proceeding against any other party arising out of or relating to this Award shall bring the legal action or proceeding in the United States District Court for the District of New Jersey and any of the courts of the State of New Jersey, U.S.A.
(c)Each of the Company and the Participant waives, to the fullest extent permitted by law, (a) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Award brought in any court of the State of New Jersey, U.S.A., or the United States District Court for the District of New Jersey, including, without limitation, a motion to dismiss on the grounds of forum non conveniens or lack of subject matter jurisdiction; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.
(d)Each of the Company and the Participant submits to the exclusive jurisdiction (both personal and subject matter) of (a) the United States District Court for the District of New Jersey and its appellate courts, and (b) any court of the State of New Jersey, U.S.A., and its appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this Award.

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IN WITNESS WHEREOF, this Performance Restricted Stock Unit Award has been duly executed as of the date first written above.
THE DUN & BRADSTREET CORPORATION

By:______________________________

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EXHIBIT A
Performance Restricted Stock Unit Award
(Revenue Compound Annual Growth Rate)

1.Target Number. The target number of Performance RSUs subject to this Award is: <shares_awarded> (the “Target Number”).
2.Performance Period. Three-year period beginning January 1, 20XX and ending on December 31, 20XX (the “Performance Period”).
3.Time-Based Vesting Dates.
Third anniversary of the Award Date: 50% of the Eligible Performance RSUs (as defined below)
Fourth anniversary of the Award Date: 50% of the Eligible Performance RSUs.
(each, a “Time-Based Vesting Date”).
4.    Vesting. Except as otherwise provided in Section 5 hereof, the Performance RSUs shall vest on the applicable Time-Based Vesting Dates (i) based on the level of attainment of Revenue Compound Annual Growth Rate (“Revenue CAGR” or “Performance Goal”) of the Company during the Performance Period and (ii) as long as the Participant remains in continuous service as an employee of the Company and any of its Affiliates through the applicable Time-Based Vesting Dates. Any Performance RSUs that have not vested as of the applicable Time-Based Vesting Date shall be forfeited.
As soon as practicable following the end of the Performance Period, the Committee shall assess and, to the extent this Award is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, shall certify, the attainment level of the Performance Goal, and based on such attainment level, shall assign a percentage of attainment of between 0% and 200% (with attainment between the various levels of attainment subject to interpolation) in accordance with the schedule set forth below. The number of Performance RSUs that shall be eligible to vest (the “Eligible Performance RSUs”) on the applicable Time-Based Vesting Dates shall be equal to the product of (a) the attainment percentage (as determined in accordance with the guidance below), multiplied by (b) the Target Number.
Revenue CAGR. Revenue CAGR shall be defined as (i) the ratio of the ending value to the beginning value (e.g., $2,210M divided by $1,700M equals 1.30), (ii) raised to the power of 1/3 (i.e., one (1) divided by the number of years in the Performance Period), and (iii) subtracting one (1) from the final result (e.g., 1.30 power of 1/3 equals 1.091, minus one (1) equals 0.091 or 9.1%).

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The Committee shall assign a percentage of attainment of the Revenue CAGR Performance Goal based on the following:

3-year Revenue CAGR	Revenue CAGR Attainment
6.0%	200%
3.0%	100%
1.0%	25%
<1.0%	0%
Interpolation between attainment level
The Performance Goals shall be subject to the adjustments approved by the Committee and set forth in writing at the time the Performance Goals are approved, which adjustments shall be made in accordance with the requirements of Code Section 162(m) to the extent the Performance RSUs are intended to constitute qualified performance-based compensation, provided that the Committee may exercise its discretion to adjust the Performance Goals in a manner that would result in a decrease to the number of the Performance RSUs that would otherwise vest based on the attainment of the Performance Goals.
5.    Termination of Employment.
(a)If the Participant ceases to provide services as an employee of the Company and its Affiliates on or after the one-year anniversary of the Award Date due to death or Disability, any unvested Performance RSUs shall vest as follows: (i) if the termination occurs prior to the last day of the Performance Period, the Target Number shall vest, and (ii) if the termination occurs following the end of the Performance Period but prior to a Time-Based Vesting Date, the number of Eligible Performance RSUs corresponding to the subsequent Time-Based Vesting Date shall vest.
(b)If the Participant ceases to provide services as an employee of the Company and its Affiliates on or after the one-year anniversary of the Award Date due to Retirement, the Performance RSUs shall become vested with respect to: (i) in the event of a termination that occurs prior to the last day of the Performance Period, a pro rata portion of the number of Eligible Performance RSUs and (ii) in the event of a termination that occurs following the last day of the Performance Period but prior to a Time-Based Vesting Date, the number of Eligible Performance RSUs corresponding to the subsequent Time-Based Vesting Date. The pro rata portion of the Performance RSUs that vest pursuant to Section 5(b)(i) hereof shall be calculated by multiplying the Eligible Performance RSUs by a fraction, the numerator of which is the number of whole months the Participant was actively providing services to the Company or any Affiliate during the Performance Period and the denominator of which is thirty-six (36).

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6.    Delivery of Shares. Subject to Section 10 of the Award, the Shares corresponding to vested Performance RSUs shall be delivered: (i)  within 60 days of the applicable Time-Based Vesting Dates (including cases where the Participant terminates employment due to Retirement); or (ii) if earlier, (1) within 60 days of the Participant’s termination of employment due to death or Disability, or (2) as contemplated under Section 9 of the Award in connection with a Change in Control; provided, however, that if the Award constitutes an item of deferred compensation under Code Section 409A and the vesting event is a Change in Control that is not a “change in control event” within the meaning of Code Section 409A, the Shares shall be delivered on the earliest vesting event contemplated under this Section 6(i) or (ii)(1).

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Appendix
The Dun & Bradstreet Corporation
2009 Stock Incentive Plan
International Performance Restricted Stock Unit Award
This Appendix includes additional terms and conditions that govern the Performance RSUs granted to the Participant if the Participant resides in one of the countries listed herein. This Appendix forms part of the Award. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Award or the Plan.
This Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the Participant vests in the Performance RSUs, or when the Participant sells the Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, the Participant understands that if he or she a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Award Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

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AUSTRALIA
Notifications
Securities Law Information. If the Participant acquires Shares under the Plan and offers his or her Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice with respect to his or her disclosure obligations prior to making any such offer.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, the Participant will be required to file the report.
FRANCE
Terms and Conditions
Language Consent
By accepting the Performance RSUs, Participant confirms having read and understood the Plan and the Award, including all terms and conditions included therein, which were provided in the English language. Participant accepts the terms of those documents accordingly.
En acceptant les Performance RSUs, le Participant confirme avoir lu et compris le Plan et l'attribution, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.
Notifications
Exchange Control Information. The Participant must comply with the exchange control regulations in France. If the Participant retains Shares acquired under the Plan outside France or maintains a foreign bank account, the Participant is required to report such to the French tax authorities when filing the Participant’s annual tax return.
Performance RSUs Not Tax-Qualified. The Participant understands that the Performance RSUs are not intended to be French tax-qualified.

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NETHERLANDS

Terms and Conditions
Termination of Employment. The following provisions supplement Section 5(b) of Exhibit A:
With respect to Retirement, the Participant must meet the definition of “Retirement” under Section 2 of the Plan and receive (pre)pension or early retirement benefits directly following the termination date of his or her employment contract.
SINGAPORE
Terms and Conditions
Securities Law Information. The Performance RSUs are being granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that such Performance RSU grant is subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Performance RSU unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Notifications
Director Notification Requirement. Directors of a Singaporean Affiliate are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singapore Affiliate in writing of an interest (e.g., unvested Performance RSUs, Shares) in the Company or any Affiliate within two (2) business days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when Shares acquired at vesting are sold), or (iii) becoming a director.

Int’l Performance RSUs (CAGR)                    -17-

UNITED KINGDOM
Terms and Conditions
Termination of Employment. The following provisions supplement Section 5(b) of Exhibit A:
With respect to Retirement, the Participant must meet the definition of “Retirement” under Section 2 of the Plan and retire at the Participant’s State Pension age directly following the termination date of his or her employment contract.
Withholding Taxes. This provision supplements Section 8 of the Award:
If payment or withholding of the income tax due is not made within ninety (90) days of the event giving rise to the income tax, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 8 of the Award or by demanding cash or a cheque from the Participant.
Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an officer or executive director and income tax is not collected from or paid by the Participant within 90 days of the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer (as applicable) the value of any employee NICs due on this additional benefit, which the Participant agrees the Company or the Employer may recover at any time thereafter by any of the means referred to in Section 8 of the Award.
RSUs Payable in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Award, Performance RSUs granted to the Participant in the United Kingdom do not provide any right for the Participant to receive a cash payment; the Performance RSUs are payable in Shares only.

Int’l Performance RSUs (CAGR)                    -18-